Exhibit 10.1

LINE OF CREDIT AGREEMENT

This Line of Credit Agreement (this “Agreement”), dated as of December 29, 2008, is made by and between ENER1 GROUP, INC., a Florida corporation (“Lender”), and ENER1, INC., a Florida corporation (“Borrower”).

In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. LINE OF CREDIT. Lender hereby agrees to establish a line of credit (the “Credit Line”) for Borrower in the aggregate principal amount of Thirty Million United States Dollars (US$30,000,000) (the “Credit Limit”), subject to adjustment as set forth in this Agreement.

2. CREDIT LINE DOCUMENTATION. All sums advanced pursuant to the Credit Line (each, an “Advance”) shall be documented by Lender in Schedule I to this Agreement.

3. ADVANCES. Borrower may request an Advance at any time during the Draw Period in minimum increments of Five Hundred Thousand United States Dollars (US$500,000) (or, if less, the remaining balance of the Credit Line); provided, however, that in no event shall Borrower be entitled to receive Advances that, in the aggregate, when added to the amount of all previous Advances then outstanding, exceed (i) prior to March 31, 2009, Ten Million United States Dollars (US$10,000,000) and (ii) following March 31, 2009, the Credit Limit. Borrower shall make requests for Advances by delivering to Lender a written notice thereof specifying the amount of the requested Advance (a “Draw Notice”). On or before the fifth (5th) Business Day following the receipt by Lender of a Draw Notice, Lender shall issue instructions for the delivery, by wire transfer to an account specified by Borrower in such Draw Notice, of the amount of the Advance set forth in such notice. Lender may refuse to make a requested Advance if (a) such Advance would exceed the Credit Limit as described above, or (b) an Event of Default occurs and is outstanding. Borrower may not submit a Draw Notice to Lender more than once during any period of fourteen (14) consecutive calendar days.

4. INTEREST. All funds advanced pursuant to this Agreement shall bear simple interest from the date on which each Advance is made until it is paid in full at a rate of eight percent (8%) per year, such year to consist, for the purpose of calculating such interest, of 360 days.

5. REPAYMENT. Borrower shall repay to Lender the entire outstanding principal of and all unpaid interest accrued on the Credit Line on the earlier to occur of (i) the fifth (5th) Business Day following the completion by Ener1, Inc. of an underwritten public equity offering and (ii) the eighteen (18) month anniversary of the date on which the first Advance is made hereunder (the “Repayment Date”) or, if any such date is not a Business Day, on the next succeeding Business Day. All payments received hereunder shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal. Borrower may prepay its indebtedness hereunder at any time without penalty, in which case Lender shall record the amount of each such prepayment by appropriately annotating Schedule I to this Agreement.

6. USE OF FUNDS. Borrower will use the funds it receives pursuant to each Advance exclusively to fund expenses (including capital expenditures) incurred in connection with its operations and those of its subsidiaries.

7. OTHER OBLIGATIONS OF THE BORROWER. Borrower shall be obligated to Lender as follows until Borrower has performed all of its obligations to Lender under this Agreement:

(i) To provide Lender with a written notification of any Event of Default immediately upon learning of it; and

(ii) To timely inform Lender of any circumstances that may substantially affect any substantial increase in the obligations of Borrower.

8. REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and to make Advances on the terms specified herein, Borrower represents and warrants to Lender as follows:

(i) Borrower is duly organized, validly existing, and in good standing under the laws of the State of Florida, with the power to own its assets and to transact business in Florida and New York and in such other states where its business is presently conducted.

(ii) Borrower has the authority and power to execute and deliver this Agreement and to perform any condition or obligation imposed under the terms hereof or thereof.

(iii) The execution, delivery and performance of this Agreement by Borrower will not violate any provision of any applicable law, regulation, order, judgment, decree, charter document, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which is binding on Borrower or its assets, and will not result in the creation or imposition of a lien on any of its assets.

9. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(i) Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (a) apply for or consent to the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts generally as they mature, (c) make a general assignment for the benefit of any of its creditors, (d) be dissolved or liquidated in full or in part, (e) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (f) take any action for the purpose of effecting any of the foregoing.

(ii) Involuntary Bankruptcy or Insolvency Proceedings. Borrower seeks the appointment of a receiver, trustee, liquidator, or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency, or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

(iii) Failure to Pay Loan Amount when Due. Borrower fails to pay the entire principal amount of and accrued interest on the Credit Line on the Repayment Date.

(iv) Breach of Reps and Warranties. Any representation, warranty or statement made or deemed to be made by Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant to or in connection herewith proves to have been incorrect or misleading in any material respect when made or deemed made and such defect may be, in the reasonable opinion of Lender, prejudicial to the interests of Lender;

If an Event of Default occurs, Lender may demand immediate repayment of all amounts due under this Agreement.

10. COMMITMENT FEE. As a commitment fee to Lender for providing the Credit Line (the “Commitment Fee”), Borrower agrees to issue to Lender, within five (5) Business Days from the date of this Agreement, two-year warrants in substantially the form attached hereto as Exhibit A (“Warrants”), to purchase from Borrower One Million Two Hundred and Fifty Thousand (1,250,000) shares of Ener1 Stock at an exercise price equal to US$8.25 per share (subject to adjustment for stock splits, stock dividends and similar events).

11. ADVANCE FEE. In addition to the Commitment Fee, each time that Lender makes an Advance to Borrower, Borrower will issue to Lender, within five (5) Business Days from the date such Advance is made, Warrants to purchase a number of shares of Ener1 Stock equal to (A) the aggregate dollar amount of such Advance divided by (B) Twenty United States Dollars (US$20.00) (subject to adjustment for stock splits, stock dividends and similar events) at an exercise price equal to US$8.25 per share (subject to adjustment for stock splits, stock dividends and similar events).

12. CERTAIN DEFINITIONS. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange or commercial banks in the city of New York are permitted or required by law to close; “Draw Period” means the period beginning on the date of this Agreement and ending at 5:00 p.m., Eastern Time, on the Repayment Date and “Ener1 Stock” means the common stock, par value $.01 per share, of Ener1, Inc.

13. GOVERNING LAW AND DISPUTE SETTLEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

14. NOTICES. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the next Business Day after timely delivery to a reputable overnight courier, to the parties at the following addresses:

(a) If to Ener1, Inc., to:

Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY 10036
Attention: Gerard Herlihy
Fax: 212-920-3510

(b)	If to Ener1 Group, Inc. to:

Ener1 Group, Inc.
1540 Broadway, Suite 25C
New York, NY 10036
Attention: Charles Gassenheimer
Fax: 212-920-3510

or to such other person or address as either party shall furnish by notice to the other party in writing.

15. ATTORNEYS’ FEES. In the event of a dispute between the parties, the prevailing party shall be entitled to all reasonable attorneys’ fees and costs incurred in connection with any trial, arbitration, or other proceeding as well as all other relief granted in any suit or other proceeding.

16. REMEDIES AND WAIVERS. No failure by Lender to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

17. U.S. DOLLAR DENOMINATED. Except where specifically provided otherwise, all transactions herein shall be in U.S. Dollars.

18. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, understandings, and arrangements relating to the subject matter hereof. No amendment, modification or other change to, or waiver of any provision of, this Agreement may be made unless such amendment, modification or change is set forth in writing and is signed by each of the parties hereto.

19. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission.

20. ASSIGNMENT. Lender may transfer all or part of its rights and obligations hereunder without any prior notice to Borrower. Upon such transfer, the rights and obligations of Lender hereunder so transferred shall be assigned automatically to the transferee thereof, and such transferee shall thereupon be deemed to be a party to this Agreement as though an original signatory hereto, as long as Borrower is, within a reasonable period of time following such transfer, furnished with written notice of the name and address of such transferee.

21. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

22. THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENER1, INC.	ENER1 GROUP, INC.
By: Name: Gerard Herlihy Title: Chief Financial Officer	By: Name: Charles Gassenheimer Title: Chief Executive Officer